September 6, 1996

Votan Corporation
7020 Koll Center Parkway
Pleasanton, California 94566

Ladies and Gentlemen:

        We have assisted in the preparation and filing by Votan Corporation (the "Company") of a Registration Statement on Form S-1, as amended through September 6, 1996 (the "Registration Statement"), with the Securities and Exchange Commission, relating to the sale of up to 3,277,500 shares of Common Stock (the "Shares"), par value $0.01 per share, including 2,000,000 shares to be offered by the Company, 850,000 shares of Common Stock to be sold by MOSCOM Corporation ("MOSCOM") and 427,500 shares of Common Stock to be sold by MOSCOM as part of the underwriters' over-allotment option. A form of underwriting agreement (the "Underwriting Agreement") has been filed as an exhibit to the Registration Statement.

        We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessble.

        We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters" in the related Prospectus and consent to the filing of this opinion as an exhibit thereto.

                                   Very truly yours,

                                    By: /s/ Brobeck, Phleger & Harrison LLP
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                                        BROBECK, PHLEGER & HARRISON LLP